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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                    CURRENT REPORT UNDER SECTION 13 OR 15 (d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: April 2, 1999

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                            3D IMAGE TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                   33-27627                 76-0265438
(State of Incorporation)    (Commission File No.)      (Tax Identification No.)

               5172-G Brook Hollow Parkway, Norcross, Georgia 30071
                   (Address of principal executive offices)

Registrant's telephone number, including area code           (770) 416-8848

         (Former name and former address, if changed since last report)

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                            3D IMAGE TECHNOLOGY, INC.

                                TABLE OF CONTENTS

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ITEM                                                                     PAGE
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6.        Resignation of Directors and Officers                            2

7.        Other Matters                                                    2

          Signatures                                                       3
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Item 6.  Resignation of Directors and Officers

         On March 6, 1999, Breckenridge McKinley and Donald Franz submitted their resignations as directors of the Registrant. On March 31, Chen Xiaoping also resigned. None of them expressed any disagreement with any policy of the Company, or the Board of Directors and submitted no objection, written or otherwise, to any action of the Board or of the Registrant. The resignations become effective immediately.

Item 7.  Other Matters

         A. Suspension of Operations. As a consequence of the continuing print material shortage previously announced and the continuing working capital shortage which has plagued the Registrant for more than two years, the Registrant suspended all operations indefinitely on March 31, 1999 and released all employees, also indefinitely. This action was precipitated in part by levies on the Registrant's bank accounts by the personal property tax authorities of Gwinnett County, Georgia, for unpaid but disputed property taxes for the years 1994 through 1997, and by Eastman Kodak Company, on a judgment obtained against the registrant for the purchase of print material in 1993 and 1994 by the Registrant's former parent company, Image Technology International, Inc. Registrant does not anticipate commencing operations again due to the past due liabilities and the inability as a result to raise working capital to continue the business. Negotiations are proceeding regarding the possible lease of certain equipment of Registrant and the license or sublicense of the technology under which the Registrant has operated, to a third party. Registrant has operated its 3D consumer business under a license from Image Technology Inc., but is no longer able to continue the license payments. Although there is no assurance that any such lease or licensing arrangement can be completed, if the Registrant is able to do so, then it would be able to reduce its continuing operating expenses and would receive continuing lease and license payments from the new operator of the 3D business. If so, then Registrant would attempt to resolve its outstanding liabilities and restore the company to a financially sound position. No date for the completion of any such lease or license arrangement is fixed or capable of estimating.

         B. Judgments. On March 14, 1999, a final judgment was entered against the Registrant and Image Technology


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International, Inc. in the amount of $615,913.00 in favor of Eastman Kodak
Company for the purchase of print material by Image Technology International, Inc. in 1993 and 1994. The original purchase amount exceeded $2.5 million and all but the remaining judgment amount had been paid by Registrant or Image Technology International, Inc. during 1996 and 1997. Registrant does not plan to appeal the judgement, although it does not have the funds available to pay the judgment amount, and all of its assets are already pledged as security for a $3 million promissory note, now in default, owed to a Malaysian company. In addition, an execution has been issued for unpaid personal property taxes owed for the years 1994 through 1997 in the amount of $33,564.80. Although these taxes are disputed by Registrant, which believes that it does not owe taxes in this amount, the tax authority has proceeded with collection of these disputed taxes.

         Pursuant to the requirements of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated this 2nd day of April, 1999.

                                                 /s/ ROBERT W. CARROLL
                                                 --------------------------
                                                 Robert W. Carroll
                                                 Director


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